                                                                   EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
THURSDAY, JANUARY 30, 2003

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370



                      SMITH INTERNATIONAL, INC. ANNNOUNCES
                     FOURTH QUARTER AND FISCAL YEAR RESULTS

     HOUSTON, Texas (January 30, 2003)... Smith International, Inc. (NYSE: SII) today announced financial results for the fourth quarter of 2002, reporting net income of $17.7 million, or 18 cents per share, on revenues of $764.4 million. Due to a significant decline in U.S. drilling activity, the Company's revenues and profitability levels were below the prior year period which had net earnings of $38.2 million, or 38 cents per share on a diluted basis, on revenues of $903.8 million. The prior year results include the impact of goodwill amortization that, if eliminated in accordance with the current accounting standard, would have resulted in earnings of 41 cents per share on a diluted basis. Historical earnings per share amounts have been adjusted for a two-for-one stock split which occurred July 8, 2002.

     Revenues declined 15 percent from the fourth quarter of 2001 due to reduced investment by operators in the Western Hemisphere markets, particularly the United States and Latin America. Revenues for the Company's oilfield segment operations decreased 13 percent from the prior year quarter, effected by the lower number of land-based drilling programs in the United States, Argentina and Venezuela and activity declines in the revenue-intensive North American offshore market. Distribution segment revenues declined 20 percent period-to-period influenced by lower North American activity levels and the continued weakness in the U.S. downstream market.

         For the year ended December 31, 2002, the Company reported net income of $93.2 million, or 93 cents per share on a diluted basis, on revenues of $3.2 billion. In the comparable period of the prior year, earnings were $152.1 million, or $1.51 per share on a diluted basis, on revenues of $3.6 billion. The majority of the revenue decline related to the reduction in natural gas-directed drilling in North America, which fell 25 percent between the comparable periods, impacting demand for the Company's products and services.

         M-I's fourth quarter revenues totaled $383.6 million, 11 percent below the amounts reported in the prior year. Excluding the impact of acquisitions completed in the latter half of the fourth quarter, the joint venture's revenues were 12 percent below the prior year period. The majority of the base revenue decrease was reported in the United States, where reduced customer spending for deepwater drilling projects led to a 50 percent decline in synthetic fluid sales. Compared to the third quarter of 2002, revenues increased approximately two percent as improved activity levels in the U.S. deepwater market resulted in higher revenue volumes and a favorable product mix.

     Smith Bits reported revenues of $79.3 million, a decrease of 11 percent from the prior year quarter. Incremental revenues from acquisitions completed during 2002 partially offset a 17 percent reduction in base business levels. The revenue decline was primarily related to lower demand for three-cone and diamond drill bits in the Western Hemisphere market, primarily the United States, Venezuela and Colombia. Revenues were relatively consistent on a sequential quarter basis, as incremental revenues from the Sii-Neyrfor transaction offset lower sales volumes in the Commonwealth of Independent States.

     Smith Services' revenues totaled $86.5 million, 25 percent lower on a year-over-year basis and 15 percent below the September quarter. The majority of the revenue decline from the prior year period was reported in the United States, attributable to a 75 percent reduction in drill pipe and tubular product sales. To a lesser extent, lower activity levels in Latin American markets, primarily Venezuela and Argentina, impacted demand for drilling and remedial product and service lines. The revenue decline from third quarter levels related to lower U.S. drill pipe volumes and reduced remedial product and service revenues in the U.K. sector of the North Sea.

         Wilson reported revenues of $215.1 million, 20 percent below the fourth quarter of 2001. Approximately 60 percent of the revenue decline related to lower sales in Wilson's energy branch operations, attributable to the reduced level of North American drilling and completion activity. Lower spending levels in the refining and petrochemical markets contributed to the remainder of the reported revenue decline. Wilson's revenues decreased two percent from the September quarter, as the impact of continued delays in spending on projects and major maintenance programs in the downstream sector were partially offset by higher revenues reported by the energy branch operations.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "Even though Smith's performance in the second half of 2002 was a disappointment, we believe improving fundamentals for North American natural gas drilling will translate into better results for 2003. As our customers complete their restructuring and asset disposition programs, we expect exploration and production spending to increase slowly, but steadily, throughout the year."

     Loren Carroll, Executive Vice President, also noted that, "We're pleased with our current financial position, which has strengthened throughout the year as we focused on reducing the working capital invested in our operations. Smith's ability to consistently generate positive cash flow helps us fund internal initiatives and expansion efforts, such as the recently announced Dynea Oil Field Chemical acquisition."


         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

         Financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                     Three Months Ended December 31,             Year Ended December 31,
                                                     -------------------------------         ------------------------------
                                                        2002                2001                2002                2001
                                                     ----------          ----------          ----------          ----------
Revenues                                             $  764,433          $  903,827          $3,170,080          $3,551,209
                                                     ----------          ----------          ----------          ----------

Costs and expenses:
   Costs of revenues                                    541,613             636,104           2,251,778           2,505,405
   Selling expenses                                     133,432             135,552             520,509             520,004
   General and administrative expenses                   36,511              33,385             141,645             138,561
   Goodwill amortization                                     --               3,991                  --              15,729
                                                     ----------          ----------          ----------          ----------

        Total costs and expenses                        711,556             809,032           2,913,932           3,179,699
                                                     ----------          ----------          ----------          ----------

Operating income                                         52,877              94,795             256,148             371,510

Interest expense, net                                     9,142              10,730              38,349              42,464
                                                     ----------          ----------          ----------          ----------

Income before income taxes
 and minority interests                                  43,735              84,065             217,799             329,046

Income tax provision                                     13,139              26,564              66,632             106,397
                                                     ----------          ----------          ----------          ----------

Income before minority interests                         30,596              57,501             151,167             222,649

Minority interests                                       12,849              19,322              57,978              70,504
                                                     ----------          ----------          ----------          ----------

Net income                                           $   17,747          $   38,179          $   93,189          $  152,145
                                                     ==========          ==========          ==========          ==========

Earnings per share:
   Basic                                             $     0.18          $     0.39          $     0.94          $     1.53
                                                     ==========          ==========          ==========          ==========
   Diluted                                           $     0.18          $     0.38          $     0.93          $     1.51
                                                     ==========          ==========          ==========          ==========
   Diluted, excluding impact of
    goodwill amortization                            $     0.18          $     0.41          $     0.93          $     1.61
                                                     ==========          ==========          ==========          ==========

Weighted average shares outstanding:
   Basic                                                 99,145              98,800              98,984              99,504
                                                     ==========          ==========          ==========          ==========
   Diluted                                              100,157              99,410             100,091             100,448
                                                     ==========          ==========          ==========          ==========

                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)



                                                            December 31,      December 31,
                                                                2002              2001
                                                            ----------        ----------
Current Assets:
   Cash and cash equivalents                                $   86,750        $   44,683
   Receivables, net                                            633,918           752,165
   Inventories                                                 634,488           653,151
   Other current assets                                         71,758            73,032
                                                            ----------        ----------
     Total current assets                                    1,426,914         1,523,031
                                                            ----------        ----------

Property, Plant and Equipment, net                             519,220           488,497

Goodwill, net                                                  620,075           574,550

Other Assets                                                   183,336           149,750
                                                            ----------        ----------
     Total Assets                                           $2,749,545        $2,735,828
                                                            ==========        ==========

Current Liabilities:
   Short-term borrowings                                    $  159,692        $  148,693
   Accounts payable                                            256,069           284,502
   Other current liabilities                                   184,811           232,809
                                                            ----------        ----------
     Total current liabilities                                 600,572           666,004
                                                            ----------        ----------

Long-Term Debt                                                 441,967           538,842

Other Long-Term Liabilities                                    126,214            91,531

Minority Interests                                             517,257           490,292

Stockholders' Equity                                         1,063,535           949,159
                                                            ----------        ----------
     Total Liabilities and Stockholders' Equity             $2,749,545        $2,735,828
                                                            ==========        ==========

                            SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                   (Unaudited)


                                                        Three Months Ended December 31,             Year Ended December 31,
                                                        -------------------------------         -------------------------------
                                                            2002                2001                2002                2001
                                                        -----------         -----------         -----------         -----------
Revenues:
    M-I                                                 $   383,589         $   430,564         $ 1,558,672         $ 1,627,600
    Smith Bits                                               79,258              88,587             324,735             398,204
    Smith Services                                           86,501             115,801             399,502             398,327
                                                        -----------         -----------         -----------         -----------
        Oilfield Products and Services                      549,348             634,952           2,282,909           2,424,131
    Distribution                                            215,085             268,875             887,171           1,127,078
                                                        -----------         -----------         -----------         -----------

           Total                                        $   764,433         $   903,827         $ 3,170,080         $ 3,551,209
                                                        ===========         ===========         ===========         ===========

Operating Income:
    Oilfield Products and Services                      $    57,109         $    94,397         $   266,692         $   354,614
    Distribution                                             (2,508)              1,865              (4,026)             22,893
    General corporate                                        (1,724)             (1,467)             (6,518)             (5,997)
                                                        -----------         -----------         -----------         -----------

           Total                                        $    52,877         $    94,795         $   256,148         $   371,510
                                                        ===========         ===========         ===========         ===========

Other Data:
    Depreciation and amortization                       $    23,413         $    24,787         $    89,327         $    92,895
                                                        ===========         ===========         ===========         ===========
    Capital spending  (a)                               $    28,877         $    39,329         $    97,051         $   127,642
                                                        ===========         ===========         ===========         ===========
    EBIT excluding minority interests (b)               $    36,357         $    71,574         $   184,219         $   285,502
                                                        ===========         ===========         ===========         ===========
    EBITDA excluding minority interests (b)             $    54,802         $    91,064         $   254,858         $   358,700
                                                        ===========         ===========         ===========         ===========


NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $78.8 million and $109.4 million for the years ended December 31, 2002 and 2001, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.